Exhibit 3.6.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF DESIGNATIONS OF

SERIES F-1 CONVERTIBLE PREFERRED STOCK OF

TNF PHARMACEUTICALS, INC.

PURSUANT TO SECTION 242 OF THE

DELAWARE GENERAL CORPORATION LAW

This Certificate of Amendment to the Certificate of Designations of Series F-1 Convertible Preferred Stock (the “Amendment”) is dated as of April 8, 2025.

WHEREAS, the board of directors (the “Board”) of TNF Pharmaceuticals, Inc., a Delaware corporation (the “Company”), pursuant to the authority granted to it by the Company’s Certificate of Incorporation (as amended, the “Certificate of Incorporation”) and Section 151(g) of the Delaware General Corporation Law (the “DGCL”), has previously fixed the rights, preferences, restrictions and other matters relating to a series of the Company’s preferred stock, consisting of 5,050 authorized shares of preferred stock, classified as Series F-1 Convertible Preferred Stock (the “Preferred Stock”), and the Certificate of Designations of the Preferred Stock (the “Certificate of Designations”) was initially filed with the Secretary of State of the State of Delaware on May 21, 2024, evidencing such terms;

WHEREAS, pursuant to Section 31(b) of the Certificate of Designations, the Certificate of Designations or any provision thereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the DGCL, of the holders of at least a majority of the outstanding shares of Preferred Stock (the “Required Holders”), voting separately as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the DGCL and the Certificate of Incorporation;

WHEREAS, the Required Holders pursuant to the Certificate of Designations have consented, in accordance with the DGCL, on April 8, 2025, to this Amendment on the terms set forth herein; and

WHEREAS, the Board has duly adopted resolutions proposing to adopt this Amendment and declaring this Amendment to be advisable and in the best interest of the Company and its stockholders.

NOW, THEREFORE, this Amendment has been duly adopted in accordance with Section 242 of the DGCL and has been executed by a duly authorized officer of the Company as of the date first set forth above to amend the terms of the Certificate of Designations as follows:

1.	Section 32(cc) of the Certificate of Designations is hereby amended and restated to read as follows (emphasis added):

(ii) “Excluded Securities” means (i) shares of Common Stock or standard options to purchase Common Stock issued or issuable to directors, officers, employees or other service providers of the Company for services rendered to the Company in their capacity as such pursuant to an Approved Stock Plan, provided that (A) all such issuances (taking into account the shares of Common Stock issuable upon exercise of such awards) after the Subscription Date pursuant to this clause (i) do not, in the aggregate, exceed more than 2% of the Common Stock issued and outstanding as of the date of such issuance and (B) the exercise price of any such options is not lowered and none of such options are amended to increase the number of shares issuable thereunder; (ii) shares of Common Stock issued or issuable upon the conversion or exercise of Convertible Securities (other than shares of Common Stock issued or issuable pursuant to an Approved Stock Plan that are covered by clause (i) above) issued prior to the Subscription Date, provided that the conversion price of any such Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) is not lowered (other than in accordance with the terms thereof in effect as of the Subscription Date) from the conversion price in effect as of the Subscription Date (whether pursuant to the terms of such Convertible Securities or otherwise), none of such Convertible Securities (other than those issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Convertible Securities (other than those issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are otherwise materially changed in any manner that adversely affects any of the Buyers; (iii) the shares of Common Stock issuable upon conversion of the Preferred Shares or otherwise pursuant to the terms of this Certificate of Designations; (iv) the shares of Common Stock issuable upon exercise of the Warrants; and, (v) securities issued as consideration for the acquisition of another entity by the Company by merger, purchase of substantially all of the assets or other reorganization or bona fide joint venture agreement, provided that such issuance is approved by the majority of the disinterested directors of the Company and provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the Restricted Period (as defined in the Securities Purchase Agreement) and such issuance does not, in the aggregate, exceed more than 5% of the shares of Common Stock issued and outstanding immediately prior to the Subscription Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its duly authorized officer this 8th day of April, 2025.

TNF PHARMACEUTICALS, INC.

By:	/s/ Mitchell Glass
Name:	Mitchell Glass
Title:	President and Chief Medical Officer